                    20TH CENTURY INDUSTRIES AND SUBSIDIARIES

              EXHIBIT 11: COMPUTATION OF EARNINGS PER COMMON SHARE

                                         1996          1995          1994
                                     ------------  ------------  ------------
                                   (Amounts in thousands, except per share data)
Primary:

Average shares outstanding              51,466        51,440        51,387

Net effect of dilutive stock
 warrants and options based
 on the modified treasury
 stock method using average
 market price                            7,228         5,784          -
                                      --------      --------     ---------
Totals                                  58,694        57,224        51,387
                                      --------      --------     ---------
                                      --------      --------     ---------

Net income (loss)                     $ 74,057      $ 69,630     $(498,020)

Dividends on preferred stock           (20,245)      (19,573)         -

Net interest expense reduction            -              317          -
                                      --------      --------     ---------
Net income (loss) available
 to common stock                      $ 53,812      $ 50,374     $(498,020)
                                      --------      --------     ---------
                                      --------      --------     ---------
Per share amount                      $   0.92      $   0.88     $   (9.69)
                                      --------      --------     ---------
                                      --------      --------     ---------

                   20TH CENTURY INDUSTRIES AND SUBSIDIARIES

                                         1996          1995          1994
                                     ------------  ------------  ------------
                                   (Amounts in thousands, except per share data)
Fully diluted:

Average shares outstanding              51,466        51,440        51,387

Net effect of dilutive stock
 warrants and options based
 on the modified treasury
 stock method using average
 market price                            7,417         8,645          -

Assuming conversion of
convertible preferred stock             19,854        19,240           736
                                      --------      --------     ---------
Totals                                  78,737        79,325        52,123
                                      --------      --------     ---------
                                      --------      --------     ---------

Net income (loss) available
to common stock                       $ 74,057      $ 69,630     $(498,020)
                                      --------      --------     ---------
                                      --------      --------     ---------

Per share amount                      $   0.94*     $   0.88*    $   (9.55)*
                                      --------      --------     ---------
                                      --------      --------     ---------

* Fully diluted earnings (loss) per share is antidilutive.